EXHIBIT 12


                       COLONIAL REALTY LIMITED PARTNERSHIP

                       Ratio of Earnings to Fixed Charges
                    (all amounts in thousands, except ratios)


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

                                                    For the Three             For the Twelve Months Ended
                                                     Months Ended ----------------------------------------------------
Description                                            03/31/00   12/31/99   12/31/98   12/31/97   12/31/96   12/31/95
----------------------------------------------------------------------------------------------------------------------
Fixed Charges:

Interest expense                                       $ 16,044   $ 57,211   $ 52,063   $ 40,496   $ 24,584   $ 24,060
Capitalized interest                                      2,915      8,664      3,727      4,145      3,745        868
Debt costs amortization                                     538      1,450        958        815        707      2,446
                                                       --------   --------   --------   --------   --------   --------
Total Fixed Charges                                    $ 19,497   $ 67,325   $ 56,748   $ 45,456   $ 29,036   $ 27,374
                                                       --------   --------   --------   --------   --------   --------
Earnings Plus Fixed Charges:

Income before property sales and extraordinary items   $ 12,580   $ 69,195   $ 64,915   $ 43,128   $ 37,035   $ 24,436
Fixed Charges                                            19,497     67,325     56,748     45,456     29,036     27,374
                                                       --------   --------   --------   --------   --------   --------
Total                                                  $ 32,077   $136,520   $121,663   $ 88,584   $ 66,071   $ 51,810
                                                       --------   --------   --------   --------   --------   --------

Ratio of Earnings to Fixed Charges                         1.65       2.03       2.14       1.95       2.28       1.89
                                                       ========   ========   ========   ========   ========   ========
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